Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of American Tower Corporation on Form S-4 of our report dated February 24, 2003 (except for the last paragraph of note 1 and paragraph 9 of note 2 as to which the date is July 25, 2003 and the last four paragraphs of note 2 as to which the date is December 15, 2003) which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of (1) Statement of Financial Accounting Standard No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets,” and (2) Statement of Financial Accounting Standard No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” appearing in the Current Report of Form 8-K dated December 18, 2003, of American Tower Corporation, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/    Deloitte & Touche LLP

Boston, Massachusetts

January 12, 2004